                                                                   Exhibit 12.1
                                                                   ------------
                                 ROMACORP, INC.

                STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                      HISTORICAL                                 PRO FORMA
                                             --------------------------------------------------------------   --------------------
                                                                                                  TWENTY-SIX         TWENTY-SIX
                                                                                                     WEEKS     YEAR     WEEKS
                                                                YEAR ENDED                           ENDED     ENDED    ENDED
                                             -------------------------------------------------------------------------------------
                                                                                                  September 27,      September 27,
                                               1994       1995        1996(1)      1997      1998     1998      1998     1998
                                             -------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
EARNINGS
     Net income before taxes                   494       2,894          896       5,493     6,480     1,538       (936)      (414)
     Capitalized interest                                                75         339       332        41        332         41
                                             -------------------------------------------------------------------------------------
       Subtotal                                494       2,894          971       5,832     6,812     1,579       (604)      (373)

FIXED CHARGES
     Interest charges                          454         335          876       1,550     2,412     3,101      9,528      4,903
     Capitalized interest                        -           -           75         339       332        41        332         41
     Interest factor of operating rents        807         858        1,003       1,137     1,293       273      1,293        273
                                             -------------------------------------------------------------------------------------
       Total fixed charges                   1,261       1,193        1,954       3,026     4,037     3,415     11,153      5,317

EARNINGS, AS ADJUSTED                        1,755       4,087        2,925       8,858    10,849     4,994     10,549      4,844

RATIO OF EARNINGS TO FIXED CHARGES           1.39x       3.43x        1.50x       2.93x     2.69x      1.46       .95x       .93x


(1) Absent the $3.5 million charge recorded during fiscal 1996, the ratio of earnings to fixed charges would have been 3.3x.